================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                        AMERICAN SOIL TECHNOLOGIES, INC.
     -----------------------------------------------------------------------
     (Name of Small Business Company as Specified in Its Charter as Amended)


    Nevada                          2879                          86-0671974
--------------          ------------------------------       -------------------
  (State of                   (Primary Standard                 (IRS Employer
Incorporation)          Industrial Classification No.)       Identification No.)


                            215 N. Marengo, Suite 110
                           Pasadena, California, 91101
                                  626-793-2435
      ---------------------------------------------------------------------
      (Address and telephone number of company's principal executive office and principal place of business)


                                 Neil C. Kitchen
                      President and Chief Executive Officer
                         American SoilTechnologies, Inc.
                            215 N. Marengo, Suite 110
                           Pasadena, California, 91101
                                  626-793-2435
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                   Copies to:

                               Carl P. Ranno, Esq.
                             2816 East Windrose Dr.
                             Phoenix, Arizona 85032
                                  602-493-0369
                                Fax 602-493-5119

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC

     From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to made pursuant to Rule 434, check the following box [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
  Title of
Each Class of                                      Proposed Maximum    Proposed Maximum
Securities to                      Amount to be     Offering Price        Aggregate           Amount of
 be Offered                         Registered        Per Unit(1)      Offering Price     Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock $.0001 par value         86,893            $2.18           $  189,427             $ 47.36
----------------------------------------------------------------------------------------------------------
Common Stock $.0001 par value
underlying stock option              200,000            $2.18(2)        $  436,000             $109.00
----------------------------------------------------------------------------------------------------------
Common Stock $.0001 par value
underlying convertible debentures    441,672            $2.18(3)        $  962,845             $240.72
----------------------------------------------------------------------------------------------------------
     Total                           728,565                            $1,588,272             $397.08
==========================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) and based upon the average of the bid and asked prices for the common stock on December 26, 2000, as reported by the NASD OTC Bulletin Board.

(2) Represents the common stock issuable upon exercise of an option found in a consulting agreement.

(3) Represents the common stock issuable upon conversion of the company's convertible debentures.

The company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE INVESTORS AS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THE RESTRICTED COMMON SHARES NOR SECURITIES UNDERLYING THE CONVERTIBLE DEBENTURES AND OPTION UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITY LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED DECEMBER 29, 2000

PROSPECTUS

                        AMERICAN SOIL TECHNOLOGIES, INC.
                         728,565 shares of Common Stock
                               ($0.0001 par value)


                                  THE OFFERING

     This offering relates to the possible sale, from time to time, by certain stockholders of American Soil Technologies, Inc. of up to 728,565 shares of common stock of American Soil Technologies, Inc.

                             MARKET FOR THE SHARES

     The common stock of American Soil Technologies, Inc is traded on the over-the-counter electronic bulletin board also known as the OTC Bulletin Board, under the symbol "SOYL". According to the OTC Bulletin Board, the closing bid and ask price for the common stock of the company on December 26, 2000 was $2.06 and $2.19 per share respectively.

     THIS INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ISTRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS ____________, 2001

     Reliance should only be on the information contained in this document or that which we have referred to you. The company has not authorized anyone to provide you with information that is different. The information contained in this document may only be accurate on the date of the document and delivery of this prospectus and any sale made by this prospectus does not imply that there have not been changes in the affairs of the company since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer, solicitation or sale is not authorized or in which the person making such offer, solicitation or sale is not qualified to do so or to any one to whom it is unlawful to make such offer, solicitation or sale.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary .....................................................    1
Summary Financial Information...........................................    3
Risk Factors ...........................................................    4
Use of Proceeds ........................................................    9
Market for Common Stock and Related Shareholder Matters ................    9
Dividend Policy ........................................................   10
Management's Discussion and Analysis of Financial Condition and
 Results of Operations .................................................   11
Business of American Soil Technologies .................................   17
Description of Properties ..............................................   23
Legal Proceedings.......................................................   23
Management .............................................................   24
Executive Compensation .................................................   25
Employment and Related Agreements ......................................   26
Certain Relationships and Related Transactions .........................   26
Security Ownership of Certain Beneficial Owners and Management .........   27
Selling Shareholders ...................................................   28
Plan of Distribution ...................................................   29
Description of Securities ..............................................   30
Changes In and Disagreements With Accountants on Accounting
 and Financial Disclosure ..............................................   31
Legal Matters ..........................................................   31
Experts ................................................................   31
Financial Statements ...................................................   32

Until March __, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THIS SUMMARY CONTAINS SELECTED INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS.

                        AMERICAN SOIL TECHNOLOGIES, INC.

OFFICES

     The company's office and principal place of business is located at 215 N. Marengo, Suite 110, Pasadena, California, 91101, and our telephone number is 626 793 2435.

OUR BUSINESS

     American Soil Technologies, Inc., formerly Soil Wash Technologies, Inc., (the "Company") was incorporated in California on September 22, 1993. Effective December 31, 1999 the Company completed a reverse merger and an acquisition fully described herein and changed its name from Soil Wash Technologies, Inc. to American Soil Technologies, Inc. and changed its state of domicile to Nevada (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as BUSINESS OF AMERICAN SOIL TECHNOLOGIES, INC.)

     American Soil Technologies, Inc. develops, manufactures and markets leading-edge technology that decreases the need for water in dry land farming, irrigated farming and other plant growing environments. Our products also increase crop yield and reduce the environmental damage caused by common farming practices. This segment of our business is known as the Agriblend division and the product has been named Agriblend Plus which is a patented blend of polymers and minerals. Our product is commonly known as an absorbent polymer. A polymer is a chemical compound of large molecules formed by smaller but similar molecules. In addition, the company holds exclusive rights to a soil washing technology that removes petroleum products from contaminated soil and recycles the soil for commercial use. The company also owns and operates a commercial, non-hazardous soil and water remediation facility in San Diego, California. It is the only fully permitted, permanent soil washing facility for the treatment of non-hazardous impacted soil and water in Southern California. The hydrocarbon contaminants treated at this facility range from gasoline to crude oil. Its clients include, among others, the United States Navy, the City of San Diego, Shell Oil Company, General Dynamics and major environmental consulting firms. We call this our Soil Wash division.

OUR OBJECTIVE

     Our objective is to globally enhance the production of agricultural and horticultural crops and the quality of our environment by marketing and developing super absorbent polymer products, unique water management services and to engineer and deploy innovative environmental cleanup systems.

COMPETITION

     The absence of competition in this new field of super absorbent polymer products is due to the relatively recent introduction of this simple concept. While major direct competition is not an issue, product acceptance is a key challenge.

     Our Soil Wash Facility is the only facility in San Diego County that is permitted to receive and treat hydrocarbon-contaminated soil and water. The Candelaria Indian Reservation is its competition in the region and is limited because there is approximately ten dollars per ton additional cost required to transport the soil outside our market area.

     The  company  likely  will  face  intense   competition   from  other  soil
remediation companies and, to an even greater degree, from competing soil enhancement companies.

OUR CURRENT FINANCIAL AND CASH FLOW POSITION

     The company has sustained  losses for the past two fiscal years ending June
30. The loss has continued into our first quarter of this fiscal year, which ended on September 30, 2000. Our Soil Wash division generates the vast majority of the revenues. Our cash flow position at the end of our fiscal year was $124,352 and $62,194 at the end of our first quarter. The company used $912,300 for operations during our fiscal year ending June 30, 2000 and $207,166 during our first quarter. As of September 30, 2000, the assets exceed the liabilities of the company by $2,899,539.

SELLING SHAREHOLDERS

     A list, which discloses all the shares being registered and the people or entities that own them appear in the "Selling Shareholders" section of this prospectus.

                                  THE OFFERING

     Shares of common stock outstanding
      and fully diluted as of December 20, 2000                   8,859,762

     Common shares offered by the selling shareholders              728,565

RISK FACTORS

An investment in our common stock involves risks. You should invest in our stock only if you are able to afford a total loss of your investment. For more information regarding these risks, please read the detailed discussion found in "Risk Factors".

OUR TRADING SYMBOL

The shares of our company are traded on the Over the Counter Bulletin Board symbol SOYL.

                          SUMMARY FINANCIAL INFORMATION

The following sets forth, for the quarters and fiscal years indicated, selected financial information for the company as presented in our Financial Statements

                                                      Year Ended June 30,
                                                -------------------------------
                                                   2000                1999
                                                -----------         -----------
                                                 (audited)            (audited)
Statement of Operations Data
Revenue                                         $ 1,961,325         $ 2,274,062
(Net Loss)                                         (416,498)            (94,826)
(Net Loss) per share                            $      (.06)        $      (.02)

Balance Sheet Data
Total Assets                                    $ 4,683,964         $ 3,139,455
Total Current Liabilities                       $   417,290             206,601
Accumulated Deficit                              (3,425,890)         (3,009,392)
Stockholders Equity                             $ 3,151,410         $ 2,932,854


                                                Three Months Ended September 30,
                                                -------------------------------
                                                   2000                1999
                                                -----------         -----------
                                                (unaudited)         (unaudited)
Statement of Operations Data
Revenue                                         $   209,818         $   222,475
Net Loss                                        $  (251,872)        $    (3,795)
Net loss per share                              $     (0.03)        $      0.00

Balance Sheet Data
Total Assets                                    $ 4,670,082         $ 3,479,399
Total Liabilities                               $ 1,770,543         $   550,340
Retained Earnings                               $(3,677,761)        $(3,013,187)
Total Stockholders Equity                       $ 2,899,539         $ 2,929,059

                                  RISK FACTORS

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND ARE VERY SPECULATIVE. THE PEOPLE PURCHASING THESE SHARES SHOULD ONLY DO SO IF THEY CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. BEFORE INVESTING IN AMERICAN SOIL TECHNOLOGIES, YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION FOUND IN THIS PROSPECTUS.

     THE COMPANY WILL NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE AS A GOING CONCERN.

     The company's auditors have indicated uncertainty concerning the company's ability to continue as a going concern. The company has focused its efforts on developing its business in the agricultural and horticultural soil amendment sector and on operation of its hydrocarbon contaminated soil washing facility. The company will be required to raise additional capital to establish adequate manufacturing, marketing, sales, licensing and customer support operations. There can be no assurance that additional public or private financing, including debt or equity financing will be available as needed, or, if available, on terms favorable to the company. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of the company's existing stock. Debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the company. The failure of the company to successfully obtain additional funding may jeopardize the company's ability to continue its business and operations. For more details see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

LACK OF MARKET ACCEPTANCE OF OUR POLYMER TECHNOLOGY

     The patented polymer technology has not been fully utilized in any particular agricultural or horticultural market. Market acceptance of the company's products will depend in large part upon the company's ability to demonstrate the technical and operational advantages and cost effectiveness of its products as compared to alternative, competing products and services. Our success is also dependent on our ability to train customers in the proper use and application of our products. There can be no assurance that the company's products will achieve a level of market acceptance that will be profitable for the company.

THE COMPANY IS REQUIRED TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS

     The company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. The company maintains a supply of several hazardous materials at its soil washing facility. While the company currently meets these environmental requirements, there is no assurance that future laws and regulations could impose a significant increase in compliance costs. In the event of an accident, the company could be held liable for any resulting damages that result and the liability could exceed its resources. In addition, operation of the company's soil washing equipment requires permits to treat the hydrocarbon-contaminated soil. The time it takes to have permits issued may delay the implementation and installation of the company's soil washing services.

THE COMPANY MAY ENCOUNTER INTENSE COMPETITION

     The company likely will face intense competition from other soil remediation companies and, to an even greater degree, from competing soil amendment companies. All of our anticipated competitors will probably have longer operating histories, greater name recognition and larger installed customer bases. It is also probable that they would have significantly more financial resources, R&D facilities and manufacturing and marketing experience than the company. There can be no assurance that developments by the company's current or potential competitors will not render the company's proposed products or services obsolete. In addition, the company expects to face competition from new entrants into its targeted industry segments. The company anticipates that demand for products and services based on the polymer technology will grow and new markets will be exploited. As this occurs, the company expects competition to become more intense, as current and future competitors begin to offer an increasing number of diversified products and services. The company believes that it has certain technical and patent advantages over some of its competitors, maintaining such advantages will require a continued high level of investment by the company in R&D, marketing, sales and customer support. There can be no assurance that the company will have sufficient resources to maintain its R&D, marketing, sales and customer support efforts on a competitive basis, or that the company will be able to make the technological advances necessary to maintain a competitive advantage with respect to its products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology and reduced operating margins, any of which could materially and adversely affect the company's business, financial condition and results of operations.

THE COMPANY IS STILL IN A STARTUP PHASE

     There can be no assurance that the company will be successful with any of its products and services based on its patented polymer technology or its proprietary soil washing technology. There can be no assurance that the company can manage the related manufacturing, marketing, sales, licensing and customer support operations in a profitable manner. In particular, the company's prospects must be considered in light of the problems encountered by any company in a startup phase. These problems could be product development and formulation, testing, quality control, production, inventory management, sales, marketing and unanticipated additional costs. Any one of these problems could have a material adverse effect on the company's operations.

THE COMPANY HAS LIMITED SERVICE AND MANUFACTURING FACILITIES

     The company's future performance will depend to a substantial degree upon the company's ability to profitably manufacture, market and deliver the products and services based on its patented polymer technology. In this regard, the company has contracted with a third-party blending and packaging production facility for the manufacture of its patented polymer soil amendment products. However, the company has no guarantee that the facility's capacity will be sufficient to meet the demand for the company's products in terms of quality and delivery. If the facility cannot meet the company's demands, there can be no assurance that the company will ever achieve significant revenues or profitable operations.

THE COMPANY IS DEPENDENT ON KEY PERSONNEL

     The company's success and execution of its business strategy will depend significantly upon the continuing contributions of, and on its ability to attract, train and retain qualified personnel. In this regard, the company is particularly dependent upon the services of Neil C. Kitchen, its President and Chief Executive Officer, Sean Lee, its Executive Vice President of Marketing, Ron Salestrom, its Vice President of Research and Development and patent holder of the polymer technology, and Johnny Dickinson, its National Sales Manager. The loss of the services of one or more of the company's key employees and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on the company's business.

THE COMPANY  RELIES ON AND WILL  CONTINUE  TO DEVELOP  PATENTS,  TRADE  SECRETS,
TRADEMARKS  AND  COPYRIGHT  PROTECTION.   HOWEVER,  THE  COMPANY  CAN  NOT  GIVE
ASSURANCES THAT ITS PRESENT TECHNOLOGY DOES NOT INFRINGE ON OTHER PATENTS.

     The company believes that technological leadership in Soil Amendment Technology will be achieved through additional factors such as the technological and creative skills of its personnel. Nevertheless, the company's ability to compete effectively depends in part on its ability to develop and maintain proprietary aspects of its technology, such as those patents currently licensed by the company. There can be no assurance, however, that any future patents will be granted or that any patents will be valid or provide meaningful protection for the company's product innovations. In addition, the laws of some foreign countries do not protect the company's intellectual property rights to the same extent as do the laws of the United States. Furthermore, there can be no assurance that competitors will not independently develop similar products, "reverse engineer" the company's products, or, if patents are issued to the company, design around such patents. The company also relies upon a combination of copyright, trademark, trade secrets, intellectual property laws confidentiality and license agreements to protect its proprietary rights. There can be no assurance that the steps taken by the company will be invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to the company. There can be no assurance that it that our products do not infringe on any intellectual property or other proprietary right of third parties.

THE COMPANY'S FUTURE IS DEPENDENT, TO A LARGE DEGREE, ON TECHNOLOGICAL DEVELOPMENTS IN ITS FIELD.

     The markets for the company's products and services based on the polymer technology are generally characterized by rapid technological change and are highly competitive with respect to timely innovations. Accordingly, the company believes that its ability to succeed in the sale of its products and services will depend significantly upon the technological quality of its products and services relative to those of its competitors, and its ability to continue to timely develop and introduce new and enhanced products and services at competitive prices. In particular, the company's future success is dependent upon its polymer soil amendment product lines, each of which is new and has not achieved market acceptance. In order to develop such new products and services, the company will depend upon its research and development and on input from existing customers that previously utilized the polymer technology in agricultural applications. There can be no assurance that the company's customers will provide the company with timely access to such information or that the company will be able to develop and market its new products and services successfully or respond effectively to technological changes or new product and services of its competitors. There can be no assurance that the company will be able to develop the required technologies, products and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on its future operations.

THE COMPANY COULD BE EXPOSED TO PRODUCT LIABILITY CLAIMS IF IT PRODUCTS SHOULD FAIL

     The marketing of products based on the patented polymer technology and services associated with remediating hydrocarbon-contaminated soil entail liability risks in the event of product failure or claim of harm caused by product operation. While the company is not aware of any claim against it based upon the use or failure of its products, end users of any of the company's proposed products and services could assert claims against the company. The company maintains product liability insurance against any such claims however, there can be no assurance that such insurance will be sufficient to cover all potential liabilities, or that the company will be able to continue to obtain insurance coverage in an amount that the company believes to be adequate. In the event of a successful suit against the company, lack or insufficiency of insurance coverage would have a material adverse effect on the company's financial condition and operations.

A FEW SHAREHOLDERS, BECAUSE OF THE CONCENTRATION OF STOCK OWNERSHIP, WOULD BE ABLE TO EXERCISE CONSIDERABLE INFLUENCE OVER ALL MATTERS REQUIRING SHAREHOLDER APPROVAL

     The company's existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 66.1% of the outstanding shares of our common stock and common stock. As a result, the company's existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the company. These shareholders may have interests that differ from other shareholders of the company, particularly in the context of potentially beneficial acquisitions of the company. For example, to the extent that these shareholders are employees of the company, they may be less inclined to vote for acquisitions of the company involving termination of their employment or diminution of their responsibilities or compensation.

THE SHARES OF THE COMPANY'S STOCK WHICH WILL BECOME IMMEDIATELY ELIGIBLE FOR PUBLIC SALE UPON THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT COULD HAVE A NEGATIVE IMPACT ON THE PRICE OF OUR STOCK

     Upon approval of this registration statement by the SEC, there will be 732,661 shares of our stock immediately eligible for resale in the public market. This amount includes 200,000 options, which could be exercised. A simultaneous offer to sell a significant number of these shares into the public market would create a depressive effect on the trading price of our stock. These sales would not only have a negative impact on our shareholders but could also make it more difficult for the company to raise future equity at a price the company deems appropriate.

BECAUSE OUR STOCK IS CLASSIFIED AS "PENNY STOCK", INVESTORS MAY EXPERIENCE DELAYS AND OTHER DIFFICULTIES IN THEIR ATTEMPTS TO TRADE IN OUR STOCK

     Trading in our stock is subject to the "Penny Stock Rules" which require brokers to provide additional disclosure in connection with any trades of "penny stock". The broker must deliver, prior to the trade, a disclosure describing the penny stock market and the risks associated with that market. The "penny stock" regulations could limit the ability of brokers to sell and purchasers to buy the shares offered in this prospectus. The company's stock will be subjected to the "Penny Stock" rules until its market price reaches a minimum $5.00 per share, subject to certain exceptions. Our stock is traded and quoted on the Over the Counter Bulletin Board which could cause some difficulty in disposing of the stock and getting accurate quotes on its market price.

                                 USE OF PROCEEDS

     New shares of the company's common stock will not be offered as a result of this prospectus other than options as described below. In March 2000, the Company authorized the issuance of an aggregate of $1,325,000 of convertible debentures with interest payable quarterly at 10 percent per annum as long term debt. The debentures are convertible to stock of the company at a rate of one share for each three dollars converted. The debentures mature in the first calendar quarter of 2002. All of the debentures are subscribed and the outstanding balance of the debt as of September 30, 2000 is $1,150,000. The company will issue 441,672 common shares in that the holders have elect to convert the debt. The company has paid interest expense. Additionally, 78,489 shares of common stock issued to consultants for services rendered are being registered as well as, 8,404 shares to settle an arbitration matter. One consultant has an option to purchase 200,000 shares of the common stock of the company for a period of two years after the effective date of this registration statement. The underlying shares are being registered. The options are priced in 50,000 share increments at 25%, 50%, 75% and 100% above a strike price of $5.00. If all the option shares are purchased, it would generate $1,285,500 in equity funding for the company. The company has no assurance that the shares underlying the options will be purchased. All of the funds representing the debt received by the company have been used as working capital. The funds generated, if any, from the sale of the options will also be used for working capital.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     The Company's Common Stock is currently quoted on the Over-The-Counter Bulletin Board under the Symbol "SOYL." The Company's Common Stock was quoted on the Over-the-Counter Bulletin Board under the symbol "NDMI" until January 2000. The following quotations are inter-dealer quotations from market makers of the Company's stock. At certain times the actual closing or opening quotations may not represent actual trades that took place.

     Set forth below is the trading history of the Company's Common Stock without retail mark up, mark-down or commissions:

                                               High                   Low
     1999                                      ----                   ---
     Quarter ended
       March 31                               0.2344                 0.1875
       June 30                                0.2031                 0.1562
       September 30                           0.1562                 0.1562
       December 31                            0.2031                 0.1406

     2000
     Quarter ended
       March 31                                13.00                 0.1875
       June 30                                  8.00                 3.8125
       September 30                             4.75                   4.37
       Second Quarter to December 21            4.75                  1.375

     Except for 295,961 free trading shares, all shares issued by the Company are "restricted securities" within the meaning of Rule 144 under the 1933 Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares and sales of shares purchased by holders of options or warrants could have an adverse effect on the market price of the Common Stock.

HOLDERS

     As of December 20, 2000 there were 140 shareholders who currently hold certificated securities (approximately 97 of these shareholders hold restricted securities) and approximately 98 shareholders currently listed in the Depository Trust Company as holding shares in brokerage accounts. The company estimates that it has a total of approximately 238 shareholders.

                                 DIVIDEND POLICY

     The company has not paid any dividends on its common stock. The company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the company's financial statements, including the notes thereto, appearing elsewhere in this prospectus.

OVERVIEW

     American Soil Technologies, Inc. began business as Soil Wash Technologies, Inc. in September 1993 to develop and provide non-hazardous soil remediation services to businesses and developers in southern California. On December 31, 1999, the Company acquired the patents and operating rights to certain polymer based soil enhancements designed to increase production and reduce costs to the agriculture industry. Effective December 31, 1999 the Company completed a reverse merger with a fully reporting and trading public company known as New Directions Manufacturing, Inc. and changed its name to American Soil Technologies, Inc. and changed its state of domicile to Nevada. The shareholders also agreed to a reverse split the issued common shares at a ratio of 15 old shares to 1 new share.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following consolidated financial information should be read in conjunction with "Management's Discussion and Analysis" and the financial statements, of 1999 and 2000, including the notes to the statements. We believe that the unaudited statements contain all normal recurring adjustments necessary to present a fair presentation of our financial information. The financial results of the first quarter ended September 30, 2000 should not be indicative of the results that may occur for the entire fiscal year ending June 30, 2001.

                                                       Year Ended June 30,
                                                -------------------------------
                                                   2000                1999
                                                -----------         -----------
                                                 (audited)           (audited)
Statement of Operations Data
Revenue                                         $ 1,961,325         $ 2,274,062
(Net Loss)                                         (416,498)            (94,826)
(Net Loss) per share                            $      (.06)        $      (.02)

Balance Sheet Data
Total Assets                                    $ 4,683,964         $ 3,139,455
Total Current Liabilities                       $   417,290             206,601
Accumulated Deficit                              (3,425,890)         (3,009,392)
Stockholders Equity                             $ 3,151,410         $ 2,932,854

                                                Three Months Ended September 30,
                                                -------------------------------
                                                   2000                1999
                                                -----------         -----------
                                                (unaudited)         (unaudited)
Statement of Operations Data
Revenue                                         $   209,818         $   222,475
Net Loss                                        $  (251,872)        $    (3,795)
Net loss per share                              $     (0.03)        $      0.00

Balance Sheet Data
Total Assets                                    $ 4,670,082         $ 3,479,399
Total Liabilities                               $ 1,770,543         $   550,340
Retained Earnings                               $(3,677,761)        $(3,013,187)
Total Stockholders Equity                       $ 2,899,539         $ 2,929,059

FISCAL YEAR ENDED JUNE 30, 2000 (AUDITED) COMPARED TO FISCAL YEAR ENDED JUNE 30, 1999 (AUDITED)

RESULTS OF OPERATIONS

     For the reasons detailed below, the company experienced losses of $416,498 ($0.06 per share) in fiscal year ended June 30, 2000 and $94,826 ($0.02) in fiscal year ended June 30, 1999. The company expects that as a result of its efforts during the last half of fiscal year 2000 and the first quarter of fiscal 2001 to develop strategic alliances, marketing agreements, and distribution networks, sales volume in subsequent periods should increase. Since these arrangements are new and untested, it is uncertain whether these actions will be sufficient to produce net operating income for the fiscal year 2001. However, given the gross margins on the Agriblend Division and anticipated increased volume of the Soil Wash Division, future-operating results should be improved.

     Revenues for the year ended June 30, 2000 were $1,961,325 compared to $2,274,062 for the same period in 1999. Revenue from the Soil Wash Division decreased from $2,274,062 to $1,793,417 as a result of delays in the development and redevelopment of major real estate projects in San Diego County. The economic and environmental issues that delayed these projects have been resolved and the Company anticipates recovering these decreased revenues as the projects accelerate. The Company's Soil Wash Division is the dominant facility of its kind in the San Diego, California area. Since its acquisition on December 31, 1999, the Agriblend Division has contributed $166,878 to revenues for the year ended June 30, 2000. The company was engaged in the development and contracting with representatives during this period and did not have these representatives in place at the start of the national growing season. The Agriblend Division expects growth in sales during the next twelve months as a result of its contractual arrangements with distributors and agents.

     Cost of goods sold for the Soil Wash Division decreased from $1,418,647 for the fiscal year ended June 30, 1999 to $1,321,160 for the fiscal year ended June 30, 2000, while representing an increase as a percentage of sales from 62% to 67%. Primarily this increase is due to increased costs of materials and repair and maintenance of equipment to improve efficiency, production and costs savings. Management expects that the gross profit percentages will return to the pre-2000 levels with an increase in volume. Included in the June 30, 2000 fiscal year are the six months of results of the Agriblend Division's cost of sales of $30,518, reflecting a gross profit percentage of approximately 82%. The management of Agriblend expects to maintain its gross profit percentage representing material costs with a decrease caused by the increased delivery costs associated with a national distribution process. Additionally, it is expected that the related cost of sales, included in operating expenses, will increase in proportion to sales based on the company's planned methods of sales and distribution.

     The company believes that adequate supplies of raw materials are available to meet its current and anticipated requirements without disruption of its delivery chain. The company intends to add additional storage and distribution facilities to the Agriblend Division as necessary to accommodate increases in sales, provide for timely delivery and maintain an efficient supply process.

     Operating  expenses  increased  29%  over the same  period  in 1999.  These increases are due to the company's efforts in putting in place sales representatives, employees and agents for the Agriblend Division to expand its sales base, legal fees related to expanding its patent rights, and increased costs, including employees, of operating a multi-site, multi-disciplined business. These increases began in the second quarter as the company explored the acquisition related to the Agriblend business, and increased during the third and fourth quarters as the company was establishing its base sales network. On an annual basis, the company expects that these costs will increase based on a full year of operations of the Agriblend Division but the relationship as a percentage of sales should decline as the expected sales volume increases annually. Likewise, on an annual basis the administrative costs are expected to increase as a full year of operations are experienced for the two divisions and costs associated with public companies are incurred. Interest expense is expected to increase in the next year as a result of the interest on the convertible debentures is incurred for a full year rather than approximately one quarter and the balance of the debentures are funded and interest is paid on the increased balance.

INCOME TAXES

     The company has recognized an income tax benefit of its current and prior operating losses based on the company's expectation that it will realize sufficient income in the future, the next twenty years, to utilize the benefits of the net operating loss carryforward and therefore reduced cash outlay for taxes in future periods.

SEASONALITY

     The Soil Wash Division does not experience seasonal fluctuation. The efforts of the Agriblend Division in the United States have focused on the southern states and therefore generally experience year round growing cycles, with the sale of the Agriblend product preceding the growing cycle of various crops. International sales have not been sufficient enough or the geographic distribution of sales concentrated enough to determine if a seasonal trend exists although the initial indication is that the company's markets will become diverse and therefore not indicate significant seasonal variations. As the company expands into the residential and commercial markets nationally, it is expected that the company will experience some seasonal declines in sales during the fall and winter quarters in less temperate climates.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents totaled $124,352 and $35,682 at June 30, 2000 and 1999, respectively. Net cash used by operations was $912,300 for the year ended June 30, 2000 compared to net cash provided by operations of $5,379 for the comparable year ended June 30, 1999. In preparing for distribution of its products in foreign countries, the company expended approximately $30,000 for patent registrations and related legal work. During the third and fourth quarters ended June 30, 2000, the company raised $1,325,000 from a private placement of Convertible Debentures, of which $1,000,000 had been funded at June 30, 2000 and the balance is due by the second quarter of fiscal year end June 30, 2001. As a result of these proceeds, the Company has working capital (current assets less current liabilities) of $670,833 as of June 30, 2000 compared to working capital of $304,666 as of June 30, 1999.

     To date, the company has financed its operations principally through the sales activities of the Soil Wash Division and the placement of Convertible Debentures. The company believes that it has and will have sufficient cash flow to continue its operations through June 30, 2001. The Company will consider both the public and private sale of securities and or debt instruments for expansion of its operations if such expansion would benefit the overall growth and income objectives of the company. Should sales growth not materialize, the company may look to these public and private sources of financing. There can be no assurance, however, that the company can obtain sufficient capital on acceptable terms, if at all. Under such conditions, failure to obtain such capital likely would affect adversely the company's ability to continue as a going concern, or at a minimum negatively impact the company's ability to timely meet its business objectives.

     The company's working capital and other capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including: 1) the sales revenue generated by the Agriblend Division; 2) the level of sales and marketing activities related to domestic sales from the Agriblend Division; 3) the level of distributor support related to development of international sales associated with the Agriblend Division and; 4) continuing delivery of contaminated soil to and revenue from the Soil Wash Division.

     There can be no assurance that additional public or private financing, including debt or equity financing will be available as needed, or, if available, on terms favorable to the company. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of the company's existing common stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the company. The failure of the company to successfully obtain additional future funding may jeopardize the company's ability to continue its business and operations.

THREE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1999

RESULTS OF OPERATIONS

     The company experienced a net loss of $251,872 ($0.03 per share) for the three months ended September 30, 2000 as compared to a net loss of $3,795 for the three months ended September 30, 1999.

     Revenues for the three months ended September 30, 2000 were $209,818 compared to $222,475 for the same period in 1999. Revenue from the Soil Wash Division for the three months ended September 30, 2000 were $202,798 compared to $209,818 for the same period in 1999. Revenue from the Agriblend Division for the three months ended September 30, 2000 were $7,020 compared to its revenue prior to the acquisition by the company during the same period in 1999 of $14,231.

     Cost of goods sold for the Soil Wash Division increased from $132,843 for the three months ended September 30, 1999 to $238,325 for the three months ended September 30, 2000, while representing an increase as a percentage of sales from 60% to 120%. Cost of goods sold for the Agriblend Division decreased from $7,353 for the three months ended September 30, 1999 to $4,258 for the three months ended September 30, 2000, while representing an increase as a percentage of sales from 52% to 61% of the preacquisition activity for the 1999 period.

     The company believes that adequate supplies of raw materials are available to meet its current and anticipated requirements without disruption of its delivery chain. The company intends to add additional storage and distribution facilities to the Agriblend Division as necessary to accommodate increases in sales, provide for timely delivery and maintain an efficient supply process.

     Operating  expenses  increased  305% over the same  period  in 1999.  These increases are due to the company's efforts in putting in place sales representatives, employees and agents for the Agriblend Division to expand its sales base, legal fees related to expanding its patent rights, and increased costs, including employees, of operating a multi-site, multi-disciplined business. These increases began in the second quarter as the company explored the acquisition related to the Agriblend business, and increased during the third and fourth quarters as the company was establishing its base sales network. On an annual basis, the company expects that these costs will increase based on a full year of operations of the Agriblend Division but the relationship, as a percentage of sales should decline as the expected sales volume increases annually. Likewise, on an annual basis the administrative costs are expected to increase as a full year of operations are experienced for the two divisions and costs associated with public companies are incurred. Interest expense is expected to increase in the next year as a result of the interest on the convertible debentures is incurred for a full year rather than approximately one quarter and the balance of the debentures are funded and interest is paid on the increased balance.

INCOME TAX

     The company has recognized an income tax benefit of its current and prior operating losses based on the company's expectation that it will realize sufficient income in the future, the next twenty years, to utilize the benefits of the net operating loss carryforward and therefore reduced cash outlay for taxes in future periods.

SEASONALITY

     The Soil Wash Division does not experience seasonal fluctuation. The efforts of the Agriblend Division in the United States have focused on the southern states and therefore generally experience year round growing cycles, with the sale of the Agriblend product preceding the growing cycle of various crops. International sales have not been sufficient enough or the geographic distribution of sales concentrated enough to determine if a seasonal trend exists although the initial indication is that the company's markets will become diverse and therefore not indicate significant seasonal variations. As the Company expands into the residential and commercial markets nationally, it is expected that the Company will experience some seasonal declines in sales during the fall and winter quarters in less temperate climates.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents totaled $184,765 and $218,179 at September 30, 2000 and 1999, respectively. Net cash used by operations was $207,166 for the three months ended September 30, 2000 compared to net cash provided by operations of $74,287 for the comparable period in 1999. To date, the company has financed its operations principally through the sales activities of the Soil Wash Division and the placement of Convertible Debentures. The company believes that it has and will have sufficient cash flow to continue its operations through June 30, 2001. The company will consider both the public and private sale of securities and or debt instruments for expansion of its operations if such expansion would benefit the overall growth and income objectives of the company. Should sales growth not materialize, the company may look to these public and private sources of financing. There can be no assurance, however, that the company can obtain sufficient capital on acceptable terms, if at all. Under such conditions, failure to obtain such capital likely would adversely affect the company's ability to continue as a going concern, or at a minimum negatively impact the company's ability to timely meet its business objectives.

AVAILABLE INFORMATION

     The company is subject to the reporting requirements of the Securities Exchange Act of 1934 ("the Exchange Act"). We have filed this Registration Statement, which includes this prospectus and exhibits, electronically with the Securities Exchange Commission under the Securities Act of 1933 as amended (the
Act). This prospectus omits certain information contained in the Registration Statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission. This Registration Statement, including the exhibits, may be reviewed and copied at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of the Registration Statement and the exhibits can be obtained by mail, for a proscribed fee, from the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding our filings including this Registration Statement and its exhibits that were file electronically with the Commission at http://www.sec.gov. All the filings of our company may be reviewed at said Internet site. The company also maintains an Internet site at www.soilwashtech.com.

                  BUSINESS OF AMERICAN SOIL TECHNOLOGIES, INC.

HISTORY AND PRODUCTS

     American Soil Technologies, Inc. was founded in 1999 as a Nevada corporation. The company was formed by merging the assets and liabilities of Soil Wash Technologies, Inc. and selective assets and liabilities of Polymers Plus, L.L.C.

     Polymers Plus was organized in November 1995 as a Limited Liability Company in the state of Arizona. The polymer product line is patented and trademarked under the name Agriblend Plus for agriculture use and HB Plus(R) for turf, gardens, and landscaping use. Our products decrease the need for water in dry land farming, irrigated farming and other plant growing environments. Our products also increase crop yield and reduce the environmental damage caused by common farming practices. This segment of our business is known as the Agriblend division and the product, Agriblend Plus, is a patented blend of polymers and minerals. Our product is commonly known as an absorbent polymer. A polymer is a chemical compound of large molecules formed by smaller but similar molecules. Each polymer product line will be blended and packaged to unique specifications by the company's custom blending/packaging subcontractors. The majority of revenues generated by this division will be from the sale of its Agriblend Plus formulation to major agricultural distributors. The company owns and operates a commercial non-hazardous soil and water remediation facility at 9310 Friars Rd., in San Diego, CA. This consists of approximately 900 sq. ft. of office trailer space; approximately 650 sq. ft. of tool and equipment storage; and, approximately 1.5 acres of untreated/treated soil storage area and an oil and a water processing equipment area. The facility has been in operation since 1994.Effective December 31, 1999 the Company completed a reverse merger with a fully reporting and trading public company known as New Directions Manufacturing, Inc. At that time, the company changed its name to American Soil Technologies, Inc. and changed its state of domicile to Nevada. Our objective is to globally enhance the production of agricultural and horticultural crops and the quality of our environment by marketing and developing super absorbent polymer products, unique water management services and to engineer and deploy innovative environmental cleanup systems. Our office and principal place of business is 215 North Marengo Avenue, Suite 110, Pasadena, California 91101 and our telephone number is (626) 793 2435.

TARGET MARKETS AND DISTRIBUTION

     Our targeted market, the hydrocarbon contaminated soil market is largely dependent on real estate development activity. Property transfers trigger site investigations that lead to soil cleanup opportunities. Major real estate developers in the San Diego region include the Port Authority, San Diego Gas & Electric, The Downtown Redevelopment District, and various private and public development entities. The military also generates a substantial amount of contaminated soil each year. Major Real Estate development in the San Diego region is expected to remain robust for the next several years.

     There are many regional site development opportunities for soil wash facilities throughout the United States. The key factors that Soil Wash Technologies will consider in evaluating the market potential in a specific region include:

      * The volume of contaminated soil that is anticipated to be removed from a region.

      * The competition in the region (this includes treatment facilities and landfills).

      *  The size of the market area.

      * The cost of transportation to the nearest alternative treatment or disposal facility.

      * Treatment site availability (zoning, Conditional Use Permits, land cost, etc.).

      *  Local acceptance of soil treatment in the targeted area.

      *  Regulatory requirements.

      *  Regulatory  enforcement  (aggressive  environmental   enforcement,   or
         generator friendly enforcement).

     Other than our facility in San Diego County, our soil washing technology is currently licensed in the United Kingdom and Ireland to Site Remediation Services Limited (Kings House, 14 Orchard Street, Bristol, BS1 5EH). Other licensing agreements are being negotiated with major corporations in Japan and Germany. The Soil Wash Technologies division has also entered into a letter of intent with the Lewis Corporation under which Lewis will provide engineering, fabrication, and marketing services to help fully develop the company's licensing program.

     Sales from Soil Wash Technologies will continue to be generated from current operation of its soil wash facility in San Diego County, from onsite cleanup opportunities; and, from licensing its technology for use by others.

     Agriblend's agricultural market niche is primarily business-to-business sale of cross linked linear polymer products to major agricultural and horticultural distributors and end users. The cross linked polymer products are unique and the Company's patents protect them in a market that is virtually untapped.

     There is a total of approximately 480 million acres of cropland in the U.S., of which approximately 11% (52.8 million acres) is irrigated. Less than 1/10 of 1% of the producing acres utilize polymers. This limited market penetration is primarily due to lack of consumer knowledge of the use of cross linked polymers; the poor performance of cross linked polymers used as water reservoirs; and, the lack of University verification of data that is supportive of the benefits to be derived from polymers. However, due to recent private and university funded studies, testimonials by farmers using our product and ten years of research and marketing by on super absorbent polymers, the use of cross linked polymers is rapidly gaining acceptance.

     According to sources within Western Farms Services, sales of linear and cross linked polymers are estimated to grow to $100,000,000 per year within the next three to five years in the Central Valley of California. Approximately 70% of these sales will stem from the sale of cross linked polymer. The USDA reports that there are over 300,000 acres of tomatoes under cultivation in California. Western Farms Services documented, in a two-year study that using our products in conjunction with a linear polymer increased tomato crop yield by 78%. This niche represents a $30 million per year market or approximately .03% of a potential billion-dollar market in the western United States. Major Agri-Product Marketing companies generate billions in revenue from the sale of granular herbicides and pesticides that are applied to the soil. All of these granular products (which represent over $10 billion in annual sales in the United States) have a common shortcoming, they do not remain in the weed/seed germination zone long enough to achieve more than 75% efficiency. Use of Agriblend Plus in conjunction with the application of granular herbicides and pesticides results in approximately 90% to 95% efficiency. Accordingly, manufacturers and distributors of granular herbicides and pesticides can gain a competitive edge in their respective marketplace by using Agriblend Plus

     The Western Farm Services study described above was funded by the American Cyanamid Corporation to determine if Agriblend Plus would improve the efficiency of its linear polymer. Pristine(R) (this product is marketed by several different companies, including our company, under various trade names). Pristine(R) used in tandem with Agriblend Plus resulted in a reduction of up to 35% of the volume of applied irrigation water, a significant reduction in the amount of cultivation required and, as reported above, a dramatic increase in yield.

     Hybrid seed companies are in a similar position as are granular herbicide and pesticide companies. They are constantly seeking ways to improve the performance of their respective products. Agriblend Plus in the soil significantly improves the rate of germination and sprout emergence. For example, studies conducted by Colorado State University show that using Agriblend Plus in the soil increased the rate of germination sufficiently to reduce the required amount of seed planted by 30% while, at the same time, increasing the yield by approximately 18% in the production of alfalfa.

     Our Agriblend division will utilize our in-house sales and marketing group as well as key national and international distributors to sell our products.

COMPETITION

AGRIBLEND DIVISION

     Agriblend's division market analysis indicates that its patented products, Agriblend Plus and HB-Plus(R), command a market niche in which the Company stands alone. There are no comparable or cost effective alternative products available.

     The absence of participants in this new field is due to the relatively recent introduction of a simple, but revolutionary, concept: using cross linked polymer as a semi permeable moisture barrier rather than as a water reservoir in the soil. Almost all research completed over the past 25 years has been directed at using large hydrated grains of cross linked polymer (the reservoir approach) to store water and nutrients in the soil. Agriblend Plus creates a semi-permeable moisture barrier that allows the soil to hold many times the volume of water and nutrients, at significantly less cost, than any other product or methodology on the market today.

     While major direct competition is not an issue, product acceptance is a key challenge.

     The company anticipates that demand for products and services based on the polymer technology will grow and new markets will be exploited. As this occurs, the company expects competition to become more intense, as current and future competitors begin to offer an increasing number of diversified products and services

SOIL WASH TECHNOLOGIES

     The company likely will face intense competition, in the future, from other soil remediation companies. However, at this time, our Mission Valley Soil Wash Facility is the only facility in San Diego County that is permitted (Regional Water Quality Control Board) to receive and treat hydrocarbon contaminated soil and water (Air Quality Control District). Its principal competition in the region, the Candelaria Indian Reservation, is limited because there is approximately ten dollars per ton (transportation cost differential) additional cost required to transport the soil outside our market area. Candelaria operates on sovereign "Indian Land" and is not regulated by any government agency. Hence, most environmental engineering firms will not use Candelaria even though Candelaria's gate fees can be as low as $15 per ton (our gate fee is generally $35 per ton). Candelaria's market is limited to waste generators that care only about price. However, most environmental firms and major corporations are concerned about price, but are willing to pay extra for the financial and regulatory security offered by our company. Therefore, our niche in the San Diego region is almost exclusive.

RAW MATERIALS

     The  Agriblend  division  will  purchase  raw  materials  components  on  a just-in-time schedule until revenues allow for economies of scale thereby increasing margins. Inventory will normally be maintained at a minimum requirement of 20 tons of Agriblend and 3 tons of HB Plus(R).

     Soil Wash Technologies purchases process chemicals on an as needed schedule. Polymer presently is purchased in 60-pound bags at a cost of $1.50 per pound. Approximately four bags of polymer per day ($360.00) are used in the soil wash process. It is anticipated that polymer costs can be reduced by as much as 50% by the third quarter of Year-1 resulting from the bulk purchasing power that American Soil Technologies will enjoy. Our principal suppliers for the Agriblend division are GSA Resources, Floerger, Ciba Specialties and Stockehousen. The principal suppliers for the Soil Wash division are Shepard Brothers, Aqua Ben and Brandt.

PATENTS, TRADEMARKS AND LICENSES

     The company entered into an exclusive licensing agreement with Ron Salestrom the former owner of Polymer Plus and patent holder of US Patents 5,649,495 and 5,868,087. The agreement granted our company the exclusive rights to both patents for their term and requires a royalty payment to Mr. Salestrom of 1.5% of the net sales received by the company.

COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

     The Soil Wash Division handles hazardous materials such as gasoline, diesel, and other materials commonly used in similar businesses that utilize motorized heavy equipment. In addition, polymer, surfactant, and other chemicals are used in the soil washing process. Material Safety Data Sheets are on file for each hazardous material and chemical with which Company employees may come in contact. The Company operates its Mission Valley Soil Recycling Facility pursuant to its Health and Safety Plan, Respiratory Protection Plan, and Operations Plan and believes it is in compliance with all applicable local, state, and federal requirements.

     The Agriblend Division provides Material Safety Data Sheets on all components of its Agriblend product line and complies with labeling requirement for its products. The Company complies with Environmental Protection Agency regulations applicable to monomer content in its polymer additives (maximum of 200 mg/kg).

     The Company believes that its operations currently comply in all material respects with applicable federal, state and local laws, rules, regulations and ordinances regarding the discharge of materials into the environment. The Company does not believe that such compliance will have a material impact on its capital expenditures, future earnings and competitive position. No material capital expenditures for environmental control equipment are presently planned.

RESEARCH AND DEVELOPMENT EXPENDITURES

     The Company expends amounts on research and development for both the Soil Wash Division and the Agriblend Division. Research and development efforts during the two years ended June 30, 2000 for the Soil Wash Division and the six months ended June 30, 2000 were directed at refinements of the current products and expansion of the applications of the Agriblend products. The aggregate estimated expenditures for research and development during the years ended June 30, 2000 and 1999 were less than $50,000 and $15,000, respectively.

EMPLOYEES

     The company has 19 full-time employees. The company hires independent contractors on an "as needed" basis only. The company has no collective bargaining agreements with its employees. The company believes that its employee relationships are satisfactory.

                            DESCRIPTION OF PROPERTIES

     We lease approximately 2,600 square feet located at 215 N. Marengo, Suite110 in Pasadena, California, which includes office and storage space. It is the company's headquarters. The lease expires August 2, 2002 and requires monthly payments of approximately $3,394.

     The Soil Wash Division's Mission Valley Facility is a two acre leasehold located at 9310 Friars Road in San Diego, California. The Company maintains a 900 square feet office trailer and approximately 650 square feet of tool and equipment storage at the facility. The lease expires at the end of January 2001 and requires monthly payments of approximately $4,000. The Lessor has informed company management that he is developing the property and the company's lease will not be renewed. The company is making an offer on another site. If the company acquires the site, it will have only a few months to get it permitted and to complete construction of improvements at the site. If the company is unable to complete this task on time (i.e., before the end of the year), this would interrupt the company's soil washing business. The company has other options that include moving the equipment on to a 30,000-ton project in San Diego, California while the company develops a new fixed facility. Management of the company is working diligently on this issue.

     The Agriblend Division leases approximately 432 square feet of office space located in Phoenix, Arizona. The lease expires in March 2001 and requires monthly payments of approximately $1,008. The company rents storage space in Wilcox, Arizona (approximately $350 per month), office and storage space in Lubbock, Texas (approximately $125 per month) and it rents office and storage space in Bakersfield, California (approximately $150 per month).

                                LEGAL PROCEEDINGS

     Polymers Plus and the company have been named in an arbitration brought by Blaine Vice in which the claimant alleges damages of approximately $50,000. This controversy has been settled. Mr. Vice will disclose to the company all those customers he has contacted on behalf of what is now the Agriblend division and the company will issue to him $20,000 worth of stock, with a per share value equal to the closing price of the stock on October 26, 2000. All claims against the company will be dismissed. The company will issue 8,404 shares. The company is being indemnified by Mr. Salestrom in that the issues presented in this arbitration were not disclosed to the company prior to the company's purchase of certain assets of Polymers Plus.

     The company's management feels that, to the best of its knowledge, there is no other material litigation matters pending or threatened against it.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the current directors and executive officers of the company and the principal offices and positions with the Company held by each person. The executive officers of the company are elected annually by the Board of Directors. Each year, the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.

Name                     Age                        Position
----                     ---                        --------
Neil C. Kitchen          54         President, Chief Executive Officer, Director
Sean Lee                 60         Chief Financial Officer
Louie Visco              85         Director, Board Chairman
Dick Stevens             73         Director
Ken Lew                  43         Director, Secretary
Scott Baker              44         Director

     Mr. Neil C. Kitchen, President, Chief Executive Officer, Director, has over 20 years experience in business management in the environmental sector including management of companies involved in general engineering, toxicology, and environmental cleanup. Prior to joining Soil Wash Technologies, Inc. in 1994, he was Vice President of a publicly held environmental cleanup company with annual sales of over 20 million. He holds a BS in Business Management from San Diego State University and a class "A" General Engineering license with Hazardous Material Certification from the State of California.

     Mr. Sean Lee, Chief Financial Officer, joined the Agriblend Division of American Soil Technologies in January 2000. Prior to that, beginning in 1998, he was President and CEO of New Directions Manufacturing Inc. He served as founder and president of Infopak from January 1990 until its sale to Dimensional Visions in 1996. Mr. Lee also served as CEO of Grace Home Centers, Home Base, and Builders Express.

     Mr. Louie Visco, Director, has served as Chairman of the Board of the company since 1999. He is principal owner of the Benz Group, a privately held holding company founded in 1934. Mr. Visco founded Universal By-Products, Inc., the first publicly held solid waste company in the United States. The company was acquired by Waste Management Inc., the world's largest waste management company, in 1972. Over the past 50 years, Mr. Visco has served as Chairman of the Board of privately and publicly held companies.

     Mr. Dick Stevens, Director, is a principal owner of the Benz Group and has served as its President since 1982. Mr. Stevens has served as a Director of several corporations and was Western Regional President of Waste Management Corporation from 1972 to 1973. He was appointed to serve a term on the State of California Solid Waste Management Board from 1983 to 1987.

     Mr. Ken Lew, Director, Company Secretary, has served as a Director of the Company since 1999. He holds an MBA in Business Finance, a BA in Cell Biology, and a B. Sc. in Chemistry from the University of Washington. Mr. Lew has produced and edited two financial books and has written numerous technical publications dealing with chemical interactions associated with polymer and non-polymer substrates.

     Mr. Scott Baker, Director, has practiced law in Arizona for the past 19 years. He graduated from the University of Arizona with a BS in business in 1978 and obtained his JD from the University of Arizona in 1981. As a general practitioner he has appeared before the U.S. District Tax Court and the U.S. District Court.

     There are currently no committees on the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following  sets forth the annual  compensation  of the company's  Chief
Executive Officer for the fiscal year ended June 30, 2000. No officer or employee of the company receives annual compensation of more than $100,000.

                                                                            Long Term Compensation
                                                                          --------------------------
                                Annual Compensation                          Awards         Payouts
                        -----------------------------------               -------------    ---------
                                                              Restricted    Securities
                                              Other Annual      Stock       Underlying       LTIP         All Other
                 Year   Salary($)  Bonus($)  Compensation($)   Awards($)  Options/SARs(#)  Payouts($)  Compensations($)
                 ----   ---------  --------  ---------------   ---------  ---------------  ----------  ----------------
Neil C. Kitchen  2000   $79,484       0             0             0            --              0               0

     There were no options or grants during or at fiscal year end 2000.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings.

                       EMPLOYMENT AND RELATED AGREEMENTS

     The company has an Employment Agreement with Mr. Ron Salestrom, patent holder of patents underlying the Agriblend product line. The term of the Agreement is from January 1, 2000 through December 31, 2002 and is automatically renewed unless either party wishes to terminate. Mr. Salestrom's salary under the Agreement is $75,000 per year and he is entitled to all benefits established by the company that are accorded to "similarly situated employees of the company.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The laws of the State of Nevada and the company's Bylaws, as amended, provide for indemnification of the company's directors, officers and agents for liabilities and expenses that they may occur in said capacities. Generally, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of the company, and with respect to any criminal action or proceeding that the indemnitee had no reasonable cause to believe was unlawful.

     The company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following Officers and/or Directors have Debenture  Agreements with the
Company:

     Neil C. Kitchen, CEO/President, Director $25,000 Debenture convertible at $3.00 per share with interest at 10%, maturing on February 1, 2002.

     Richard Stevens, Director, as a Trustee and beneficiary for the Stevens Family Revocable Family Trust the holder of a $250,000 Debenture convertible at $3.00 per share with interest at 10%, maturing on February 1, 2002.

     Louie Visco, Director, as majority owner of FLD Corporation the holder of a $250,000 Debenture convertible at $3.00 per share with interest at 10%, maturing on February 1, 2002.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the company's Common Stock as of the date of this prospectus by:
(i) each stockholder known by the company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the company and (iii) all directors and officers as a group. The percentages shown are based on the 8,791,358 shares of common stock outstanding as of the date of this prospectus.

     All those named in the following table can be contacted through American Soil Technologies, Inc. 215 North Marengo Avenue, Suite 110, Pasadena CA, 91101

                                                                  Percentage
Name                                Number of Shares(1)       Beneficially Owned
----                                -------------------       ------------------
Neil C. Kitchen(2)                      1,385,189                    15.7%
Sean Lee                                  103,370                     1.2%
Louie Visco(3)                          4,213,899(3)                 48.0%
Dick Stevens(4)                            83,334                       *
Ken Lew                                    72,000                       *
Scott Baker                               129,818                     1.5%
The Benz Group(3)                       4,130,565                    47.0%
Ron and Kathy Salestrom                 1,132,954                    12.9%
All officers and directors
 as a group (6 persons)                 6,004,610                    68.3%

----------
* Less than one percent
1 Except as otherwise indicated, the company believes that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants, conversion privileges or other rights currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
2 Mr. Kitchen has purchased a debenture convertible into 8,3334 common shares of the company at $3.00 per share. He may convert at any time and the debenture is due on February 1, 2002. The underlying shares are included as Mr. Kitchens' and are being registered with this Registration Statement.
3. The FLD Corporation has purchased a debenture convertible into 83,3334 common shares of the company at $3.00 per share. Mr. Visco controls FLD. FLD may convert at any time and the debenture is due on February 1, 2002. The underlying shares are included in Mr. Visco's count and are being registered with this Registration Statement. The amount of shares also includes 4,130,565 shares held in the name of The Benz Group, a company in which Mr. Visco owns a majority interest.
4. The Stevens Family Revocable Trust has purchased a debenture convertible into 83,3334 common shares of the company at $3.00 per share. Mr. Stevens is a trustee and beneficiary of the trust. The debenture is due on February 1, 2002 and may be converted at any time. The underlying shares are included in Mr. Stevens' count and are being registered with this Registration Statement.

                              SELLING SHAREHOLDERS

The following table sets forth the number of shares of common stock the selling shareholders may offer for sale from time to time. The office or material position held by a selling shareholder now or within the past three years is indicated. The percentage owned after the offering is not indicated unless it exceeds 1% of the class of shares.

                                                                                           Shares of Common
                                           Amount of Beneficial                            Stock Beneficially
                                                Ownership             Shares of Common      Owned After this
   Name                                   Prior to this offering    Stock Being Offered        Offering(2)
of Selling                                ----------------------      Pursuant to this     -------------------
Shareholder                               Number         Percent       Prospectus(1)       Number      Percent
-----------                               ------         -------       -------------       ------      -------
Neil Kitchen (2)                        1,376,855          15.7            8,334         1,385,189      14.8
President/CEO

Louie Visco (2)                         4,130,565          47.0           83,334         4,213,899      45.0
Director

Richard Stevens (2)                             0                         83,334            83,334
Director

Atlantic Information                                                       5,000             5,000
Services (3)

Continental Capital and Equity Corp. (5)                                 250,000           250,000       2.6

Saricino Trust (2)                                                         8,334             8,334

Jacqueline Gray (2)                                                        8,334             8,334

Calder Brothers, Inc. (2)                                                 83,334            83,334

Corporate Architects, Inc.(2)              308,000          3.5           83,334           391,334       4.1

David Ellman (2)                                                          83,334            83,334

Hunter Wise Financial Group, LLC (3)                                      15,000            15,000

Carl P. Ranno (3)                                                          7,500             7,500
Attorney at Law

Vice, Inc (4)                                                              8,404             8,404

Howard Curtis (3)                                                            989               989
                                                                        --------
     Total                                                               728,565
                                                                        ========

----------
(1)  All of these shares are currently restricted under Rule 144 of the Act.
(2) Indicates common shares issuable upon conversion of the convertible debentures.
(3) Indicates common shares issued, in lieu of cash, for consulting and legal services rendered.
(4)  Indicates 8,404 common shares issued to settle arbitration.
(5) Indicates 50,000 common shares issued for consulting services rendered in lieu of cash and 200,000 options to be exercised over a period of two (2) years, in 50,000 share increments, from the effective date of this Registration Statement.

                              PLAN OF DISTRIBUTION

     The securities are not being offered through an underwriter. The shares may be offered for sale, from time to time, by the security holders their assigns, successors or pledgees. The sales may be offered pursuant to this prospectus on any stock exchange, trading facility or market wherein said securities are traded. They may also be sold in a private transaction. All sales may be for a fixed or negotiated price. The security holder may sell our securities in any of the numerous transactions permitted by applicable law. Some of those methods of sale include: ordinary broker transactions, block trades, direct sales to a broker dealer as a principal or a partial sale through a broker-dealer at a specific price. The selling shareholder may also sell our shares under the Securities Act Rule 144 and not under this prospectus, if they meet the criteria and conform to said rule.

     The selling shareholders may utilize the services of a broker-dealer to participate in the sale of the subject securities, which may include sales of the securities to other broker-dealers. The broker-dealer may receive commissions or discounts from the seller on the sale or sometimes from the purchaser if they act as an agent for the purchaser. It is anticipated that the commissions or discounts shall be customary for these types of transactions.

     Under the Securities Act, the selling shareholders and the broker-dealers involved in the sale of our securities may be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by these broker-dealers or agents and any profits on the resale of the shares purchased by them may be considered underwriting compensation under the Act.

     Under the Exchange Act and its applicable regulations, any person engaged in the distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock of our company during the applicable "cooling off" periods prior to the commencement of such distribution. The selling shareholders will also be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of sales and purchases of common stock by selling shareholders.

     The company will pay all fees and costs associated with the registration of these shares, however, it will not pay any commissions, discounts, underwriters fees or fees for dealers or agents.

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the American Soil Technologies currently consists of 25,000,000 shares of common stock, par value $.001 per share.

     Our company's transfer agent is Atlas Stock Transfer Corporation,5899 South State Street, Salt Lake City, Utah 84107.

     The following summary of the capital stock of the company as set forth in the following statements is not complete. These statements are subject to and qualified in their entirety by the detailed provisions found in the company's Articles of Incorporation with amendments and the company Bylaws.

     There are 8,859,762 shares of common stock outstanding, as of the date of this prospectus.

     Holders of common stock are entitled to one vote per each share standing in his/her name on the books of the company as to those matters properly before the shareholders. There are no cumulative voting rights and a simple majority controls. The holders of common stock will share ratably in dividends, if any, as declared by the Board of Directors in its discretion from funds or stock legally available. Common stock holders are entitled to share pro-rata on all the company's assets after the payment of all liabilities, in the event of dissolution. All of the outstanding shares of common stock are fully paid and non-assessable and all the shares of common stock offered hereby will also be fully paid and non assessable.

OPTIONS

     As of the date of this prospectus and under the terms of a contract dated February 17, 2000, there are 200,000 options issued and outstanding to Continental Capital and Equity Corporation. They are exercisable within two years from the effective date of this registration statement in 50,000 increments with a strike price in excess of $5.00 which was the closing bid price on February 17, 2000. Each increment is to be exercised at a 125, 150, 175 and 200% of $5.00. The exercise price for each 50,000 share increment would be $6.25, $7.50, $8.75 and $10.00.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

DISMISSAL OF PRINCIPAL ACCOUNTANTS

     The Company dismissed Evers & Company, Certified Public Accountants ("Evers & Company") as its principal accountants on January 3, 2000. The principal accountant's report on the financial statements for either of the past two years contained no adverse opinion or a disclaimer of opinion, nor was qualified nor modified as to uncertainty, audit scope, or accounting principles other than a going concern opinion. The decision to change principal accountants of the Company was approved by the Board of Directors of the Company.

     During the Company's two most recent fiscal years and any subsequent interim period preceding such dismissal, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There is nothing further to report under Item 304(a)(1) or (iv)(B) through (E).

     The Company engaged James C. Marshall, CPA, P.C., Scottsdale, Arizona on January 3, 2000 as its principal accountants. Neither the Company nor anyone on its behalf has consulted James C. Marshall, CPA, P.C., during the two most recent past fiscal years regarding any matter for which reporting is required under Regulation S-B, Item 304(a)(2)(i) or (ii) and the related instructions. The decision to engage James C. Marshall, CPA, P.C. was approved by the Board of Directors.

                                  LEGAL MATTERS

     Carl P. Ranno, Phoenix, Arizona, will pass upon the validity of the securities offered hereby for American Soil Technologies, Inc..

                                     EXPERTS

     The financial statements of American Soil Technologies, Inc for the fiscal years ended June 30, 1999 and June 30, 2000, included herein and elsewhere in this registration statement, have been included herein and in the registration statement in reliance on the report of James C. Marshall, CPA, P.C., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                        AMERICAN SOIL TECHNOLOGIES, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

YEARS ENDED JUNE 30, 1999 AND JUNE 30, 2000

Independent Auditors' Report .............................................  F-1

CONSOLIDATED FINANCIAL STATEMENTS (Audited)
  Balance Sheets .........................................................  F-2
  Statements of Operations ...............................................  F-3
  Statements of Stockholders Equity ......................................  F-4
  Statements of Cash Flows ...............................................  F-5
  Notes to Financial Statements ..........................................  F-6

THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (Unaudited)
  Balance Sheets .........................................................  F-12
  Statements of Operations ...............................................  F-13
  Statements of Stockholders Equity ......................................  F-14
  Statements of Cash Flows ...............................................  F-15
  Notes to Financial Statements ..........................................  F-16

                        Report of Independent Accountants


To the Board of Directors
American Soil Technologies, Inc.
Pasadena, California

We have audited the accompanying balance sheets of American Soil Technologies, Inc. as of June 30, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Soil Technologies, Inc. as of June 30, 2000 and 1999, and the results of operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.


                                        /s/ James C. Marshall, CPA, P.C.

Scottsdale, Arizona
September 25, 2000

                        American Soil Technologies, Inc.
                                 Balance Sheets


                                                              June 30,
                                                     --------------------------
                                                        2000           1999
                                                     -----------    -----------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                          $   124,352    $    35,682
  Accounts and notes receivable                          521,080        261,234
  Deposits and prepaid expenses                          140,379        138,405
  Inventory                                              302,312         75,946
                                                     -----------    -----------
        TOTAL CURRENT ASSETS                           1,088,123        511,267

Property, plant and equipment, net of
  accumulated depreciation (Note 3)                      697,778        670,649
Patents, net of amortization (Note 3)                    659,060
Deferred income tax asset (Note 6)                     2,207,000      1,931,200
Other assets                                              32,003         26,339
                                                     -----------    -----------
        TOTAL ASSETS                                 $ 4,683,964    $ 3,139,455
                                                     ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                   $   365,311    $   195,201
  Accrued expenses                                         9,839          9,607
  Short term portion of long term debt                     4,860
  Deferred income                                         37,280          1,793
                                                     -----------    -----------
        TOTAL CURRENT LIABILITIES                        417,290        206,601

  Deferred compensation                                   29,577
  Reserve for remediation                                 50,000         50,000
  Long Term portion of notes payable                      35,687
  Convertible debentures (Note 4)                      1,000,000
                                                     -----------    -----------
        TOTAL LIABILITIES                              1,532,554        206,601

Commitments and Contingencies (Note 5)

STOCKHOLDERS' EQUITY
  Common stock (Notes 7 and 9)                             8,730          5,507
  Additional paid-in capital                           6,568,570      5,936,739
  Accumulated deficit                                 (3,425,890)    (3,009,392)
                                                     -----------    -----------
        TOTAL STOCKHOLDERS' EQUITY                     3,151,410      2,932,854
                                                     -----------    -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 4,683,964    $ 3,139,455
                                                     ===========    ===========

See accompanying notes to these financial statements.

                        American Soil Technologies, Inc.
                            Statements of Operations


                                                    For the years ended June 30,
                                                    ---------------------------
                                                       2000            1999
                                                    -----------     -----------
REVENUE
  Soil, water treatment and agri revenue            $ 1,837,694     $ 2,178,502
  Hauling and miscellaneous sales                        89,631          95,560
  Other revenue                                          34,000
                                                    -----------     -----------
     GROSS REVENUE                                    1,961,325       2,274,062

COST OF OPERATIONS
  Materials and supplies                                554,489         464,417
  Labor and payroll costs                               349,660         435,760
  Facility costs                                        153,347         295,064
  Equipment and maintenance                             287,467         194,082
  Miscellaneous operating costs                           6,715          29,324
                                                    -----------     -----------
     TOTAL COST OF OPERATIONS                         1,351,678       1,418,647

     GROSS INCOME                                       609,647         855,415

Sales and marketing costs                               245,106         133,651
Depreciation and amortization                           135,686         157,448
General and administrative costs                        906,701         717,724
Interest expense                                         16,859           1,118
                                                    -----------     -----------
     SALES AND ADMINISTRATIVE COSTS                   1,304,352       1,009,941
                                                    -----------     -----------
LOSS FROM OPERATIONS                                   (694,705)       (154,526)

Interest income                                           2,407
                                                    -----------     -----------
                                                          2,407
                                                    -----------     -----------

Net loss before provision for income taxes             (692,298)       (154,526)

Income tax credit                                       275,800          59,700
                                                    -----------     -----------

NET (LOSS)                                          $  (416,498)    $   (94,826)
                                                    ===========     ===========

Basic loss per common share (Note 8)                $      (.06)    $      (.02)
                                                    ===========     ===========
Weighted average shares outstanding                   7,117,051       5,507,420
                                                    ===========     ===========

See accompanying notes to these financial statements.

                        American Soil Technologies, Inc.
                        Statement of Stockholders' Equity


                                  Common Stock           Additional
                           --------------------------      Paid-in      Accumulated
                             Shares         Amount         Capital        Deficit         Total
                           -----------    -----------    -----------    -----------    -----------
Balance at June 30, 1998     5,507,420    $     5,507    $ 5,936,739    $(2,914,566)   $ 3,027,680

Net loss                                                                    (94,826)       (94,826)
                           -----------    -----------    -----------    -----------    -----------

Balance at June 30, 1999     5,507,420          5,507      5,936,739     (3,009,392)     2,932,854

Stock acquisitions           3,215,511          3,216        624,338                       627,554

Exercise of stock option         7,500              7          7,493                         7,500

Net loss                                                                   (416,498)      (416,498)
                           -----------    -----------    -----------    -----------    -----------

                             8,730,431    $     8,730    $ 6,568,570    $(3,425,890)   $ 3,151,410
                           ===========    ===========    ===========    ===========    ===========

See accompanying notes these financial statements

                        American Soil Technologies, Inc.
                             Statement of Cash Flow

                                                       For the years ended June 30,
                                                       ----------------------------
                                                          2000             1999
                                                       -----------      -----------
CASH FLOW FROM OPERATING ACTIVITIES

NET LOSS                                               $  (416,498)     $   (94,826)
Items not requiring cash
  Deferred compensation                                     29,577
  Amortization and depreciation                            135,686          157,448
  Allowance for doubtful accounts                                            58,384
  Benefit on income tax credit                            (275,800)         (59,700)
                                                       -----------      -----------
     Cash Flow used by Operations                         (527,035)          61,306

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
 USED BY OPERATING ACTIVITIES

CHANGES IN ASSETS AND LIABILITIES
  (Increase) in accounts receivable                       (259,846)         (40,476)
  Decrease in deposits and prepaid expenses                  1,999           56,545
  (Increase) in inventory                                 (133,456)         (44,747)
  (Increase)/decrease in other assets                          261             (431)
  (Decrease)/increase in accounts payable                  (29,942)          19,151
  (Decrease)/increase in accrued expenses                      232          (46,804)
  Increase in deferred income                               35,487              835
                                                       -----------      -----------
     Total Adjustments                                    (385,265)         (55,927)
                                                       -----------      -----------

     Net Cash Flow Provided/(Used) by
      Operating Activities                                (912,300)           5,379

CASH FLOW USED BY INVESTING ACTIVITIES:
  Addition of property, plant and equipment                 (6,530)         (75,319)
                                                       -----------      -----------
     Total Cash Flow Used by investing activities           (6,530)         (75,319)
                                                       -----------      -----------
CASH FLOW FROM FINANCING ACTIVITIES:
  Exercise of stock option                                   7,500
  Issuance of debentures                                 1,000,000
                                                       -----------      -----------
     Total Cash Flow from Financing Activities           1,007,500
                                                       -----------      -----------

Net increase/(decrease) in cash                             88,670          (69,940)
Cash at beginning of period                                 35,682          105,622
                                                       -----------      -----------
Cash at end of period                                  $   124,352      $    35,682
                                                       ===========      ===========

See accompanying notes to these financial statements.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - THE COMPANY

American Soil Technologies, Inc., formerly Soil Wash Technologies, Inc., (the "Company") was incorporated in California on September 22, 1993. Effective December 31, 1999 the Company completed the reverse acquisition and acquisition described herein and changed its name from Soil Wash Technologies, Inc. to American Soil Technologies, Inc. and changed its state of domicile to Nevada. Until January 1, 2000 the Company operated as Soil Wash Technologies, Inc.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management. Management is responsible for their integrity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

LINE OF BUSINESS

The Company is primarily engaged in non-hazardous soil and water remediation for commercial business and as of January 1, 2000 the production and sale of soil enhancement products of the agricultural community.

REVENUE RECOGNITION

For remediation products revenue is recognized upon completion of the processing cycle and freight upon shipment by the independent trucking company or upon completion of the services and is fully earned. Revenue is recognized from the soil enhancement products upon sale and shipment, or if the sale includes installation, upon completion of the installation process.

ACCOUNTS RECEIVABLE

The  Company  provides   allowances  against  accounts  receivable  to  maintain
sufficient reserves to cover anticipated losses.

INVENTORY

Inventory is stated at the lower of cost or market, generally being determined on a first-in, first-out basis. Inventory consists of materials consumed in the soil and water remediation process, and finished products and raw materials for sale by the agricultural division

PROPERTY, PLANT AND EQUIPMENT

Depreciation has been provided on the same basis for tax and financial accounting purposes using the straight-line, accelerated and declining balance methods. The estimated useful lives of the assets are as follows:

         Production equipment                                 7-10 years
         Office equipment, furniture and fixtures             5-10 years
         Vehicles                                             3 years
         Leasehold improvements                               3-10 years

                        AMERICAN SOIL TECHNOLOGIES, INC.
                         (NOTES TO FINANCIAL STATEMENTS


NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PATENTS

Patents acquired in the purchase transaction are being amortized over their estimated useful lives of seventeen years on a straight-line basis.

INCOME TAXES

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT AND PATENTS

Depreciation and amortization of property, plant and equipment for the years ended June 30, 2000 and 1999 is $115,529 and $157,448, respectively.

     Property plant and equipment consist of the following:

                                                        June 30,      June 30,
                                                          1999          1998
                                                       ----------    ----------
     Production equipment                              $  920,051    $  846,158
     Office equipment, furniture and fixtures              65,480        53,045
      Vehicles                                             95,872        46,332
     Leasehold improvements                               528,793       520,003
                                                       ----------    ----------
                                                        1,610,196     1,465,538
     Less accumulated depreciation and amortization      (912,418)     (796,889)
                                                       ----------    ----------
                                                       $  697,778    $  670,649
                                                       ==========    ==========

Amortization of capitalized patent costs since acquisition, December 31, 2000, for the six months ended June 30, 2000 was $20,157.

NOTE 4 - CONVERTIBLE DEBENTURES

In the quarter ended March 31, 2000, the Company authorized the issuance of an aggregate of $ 1,325,000 of convertible debentures with interest payable quarterly at 10 percent per annum. The stock is convertible to stock of the Company at a rate of one share for each three dollars converted. The debentures mature in the first calendar quarter of 2002. All of the debentures are subscribed and at June 30, 2000 the outstanding balance of the debt is $1,000,000. If all debt is converted the Company would issue 441,667 and based on the current outstanding balance 333,333 would be issued if the holders elect to convert. Interest expense for the year ended June 30, 2000 was $16,028.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 5 - COMMITMENT AND CONTINGENCIES

The Company has contractual obligations for ongoing remediation work for businesses in its geographical area.

The Company has various operating lease obligations which monthly payments. The Company has month to month leases for its plant sites and equipment. During the years ended June 30, 2000 and 1999 the aggregate lease payments were $248,219 and $226,921, respectively. The Company expects the leases to continue or be replaced and that the ongoing lease costs will approximate that of 2000.

In conjunction with the lease of the land associated with the operating facilities, the Company is obligated to remediate the property to its original condition. The Company has provided a reserve to restore the property. At June 30, 2000 and 1999 the Company has reserved $50,000 and $50,000, respectively, to defray the final cost of lease termination. The lease is month to month and can be terminated by either party with notice to the other.

NOTE 6 - INCOME TAXES

At June 30,  2000  and  1999,  the  Company  has  approximately  $5,417,000  and
$4,723,000 of net operating losses available to offset future income tax liability. The reserve for remediation is not deductible for tax purposes until paid and therefore the Company will have a deduction of the amount actually paid in the future. There is no certainty as to the timing of such recognition nor that the Company will be able to fully utilized these differences.

The components of deferred tax assets and liabilities are as follows:

                                                         June 30,     June 30,
                                                          2000         1999
                                                       ----------    ----------
     Tax effects of reserves for doubtful accounts,
      deferred compensation and remediation            $   60,000    $   42,200
     Tax effects of carryforward benefits:
        Net operating loss carryforwards                2,147,000     1,889,000
                                                       ----------    ----------
     Tax effects of carryforwards
     Tax effects of future taxable differences and
      carryforwards                                     2,207,000     1,931,200
                                                       ----------    ----------
        Net deferred tax asset                         $2,207,000    $1,931,200
                                                       ==========    ==========

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 6 - INCOME TAXES (continued)

Realization of the net deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Tax effects are based on a 8.8% state and 34.0% federal income tax rates for a net combined rate of 39.8%. The realized net operating losses expire over the next 20 years, as follows:

     Expiration                                   Amount
     ----------                                   ------
       2008                                     $  130,000
       2009                                      1,074,000
       2010                                      1,058,000
       2011                                      1,016,000
       2012                                        915,000
       2018                                        510,000
       2019                                        156,000
       2020                                        558,000
                                                ----------
        Total                                   $5,417,000
                                                ==========

Management believes that it is more likely than not that the Company will realize the benefits of the deferred tax credits before each expires through 2020, therefore, no valuation reserve has been provided for this against the asset.

NOTE 7 - COMMON STOCK

At June 30, 2000, the Company has 8,730,431 after the issuance of 3,215,511 on December 31, 1999 for the acquisitions described herein, 5,507,420 shares outstanding as a result of the stock split at December 31, 1999 and exercise by the holder of 7,500 shares in May, 2000. The Company has 25,000,000 shares authorized. The outstanding shares were increased by a stock split of 45.90 for 1 to the original stockholders of the Company and the Company changed the par value per share to $0.001. In accordance with SFAS 128, this split has been retroactively recorded as of July 1, 1998. Additionally, the capitalization of notes and advances payable to shareholders has retroactively been capitalized in the amount of $5,451,129 as part of that same transaction.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 8 - LOSS PER COMMON SHARE

Loss per share of common stock has been computed based on the weighted average number of shares outstanding. As of June 30, 2000 and 1999, the weighted average number of shares outstanding after giving effect to the stock split was 7,117,051 and 5,507,420, respectively. There were no dilutive items outstanding, therefore, basic and diluted loss per share are the same.

NOTE 9 - REORGANIZATION AND ACQUISITION

On November 24, 1999, the Company entered into an exchange agreement for the reverse acquisition of New Directions Manufacturing, Inc. ("New Directions") wherein New Directions would acquire the assets of the Company and change its name to American Soil Technologies, Inc. This exchange agreement was effective as of the close of business on December 31, 1999. Under the agreement, New Directions would sell to one of its directors the operating subsidiary in exchange for the cancellation of options and the shareholders of New Directions would receive one share of the Company for each fifteen shares of New Directions. The existing officers and directors of New Directions resigned and officers and directors nominated by the Company were appointed.

In addition, effective as of the close of business on December 31, 1999, the Company acquired in exchange for 2,360,323 shares of stock the operating assets of the Polymers Plus, L.L.C. ("Polymers") including its licenses, patents and contracts.

The purchase method of accounting was performed on New Directions and the assets and liabilities of Polymers based on the fair market value oat the transaction date. The valuation of of New Directions and Polymers, including transaction costs estimated at $100,000 was $627,553 A summary of the assets and liabilities acquired, at December 31, 1999 were as follows:

     Assets:
      Inventory                                   $  25,380
      Deposits and prepaid expenses                   3,973
      Property, plant and equipment                  66,870
      Patents, licenses and rights                  676,435
      Other assets                                    5,925
                                                  ---------
        Total Assets                                778,583
     Liabilities:
      Current liabilities                          (110,483)
      Long-term liabilities                         (40,547)
                                                  ---------
     Fair value of acquisitions                   $ 627,553
                                                  =========

In conjunction with these acquisitions, the Company issued and aggregate of 3,215,511 shares of its common stock to shareholders of New Directions and to Polymers and to consultants and promoters.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 9 - REORGANIZATION AND ACQUISITION  (continued)

As a result of the closing of these acquisitions on December 31, 1999, the accompanying financial statements do not include the results of operations of the acquired entities for any period. The unaudited pro forma financial data does not purport to represent what the Company's results from continuing operations would actually have been had the transactions in fact occurred as of an earlier date, or project the results for any future date or period.

                                                      June 30,       June 30,
     Pro Forma (unaudited)                             2000            1999
                                                    -----------     -----------
          Revenue                                   $ 2,018,363     $ 2,401,814
          Cost of goods sold                          1,381,091       1,489,725
                                                    -----------     -----------
           Gross profit                                 637,272         912,089
          Expenses
           Selling, general and administrative       (1,450,809)     (1,172,124)
           Interest expense                             (20,066)         (3,532)
                                                    -----------     -----------
          Loss from Operations                         (833,603)       (263,567)
          Tax Benefit                                   275,800          59,700
                                                    -----------     -----------
          Net income (Loss)                         $  (557,803)    $  (203,867)
                                                    ===========     ===========

          Loss per share                            $     (0.07)    $     (0.03)
                                                    ===========     ===========
          Weighted average number of shares           8,724,806       8,722,931
                                                    ===========     ===========

                        American Soil Technologies, Inc.
                                 Balance Sheets
                                   (Unaudited)


                                                            September 30,
                                                     --------------------------
                                     ASSETS             2000            1999
                                                     -----------    -----------
CURRENT  ASSETS
  Cash and cash equivalents                          $    62,194    $   127,030
  Accounts and notes receivable                          459,309        569,275
  Deposits and prepaid expenses                          140,379         11,894
  Inventory                                              278,245        120,173
                                                     -----------    -----------
     TOTAL CURRENT ASSETS                                940,127        828,372

Property, plant and equipment, net of
  accumulated depreciation                               674,881        691,488
Patents, net of amortization                             649,251
Deferred income tax asset                              2,374,000      1,933,200
Other assets                                              31,823         26,339
                                                     -----------    -----------
        TOTAL  ASSETS                                $ 4,670,082    $ 3,479,399
                                                     ===========    ===========

                      LIABILITIES and STOCKHOLDERS' EQUITY

CURRENT  LIABILITIES
  Accounts  payable                                  $   164,725    $   130,694
  Accrued expenses                                         9,839         47,042
  Deferred income                                        325,855        322,604
                                                     -----------    -----------
     TOTAL CURRENT PAYABLE                               500,419        500,340

  Deferred compensation                                   29,577
  Reserve for remediation                                 50,000         50,000
  Notes payable stockholders                              40,547
  Debentures payable                                   1,150,000
                                                     -----------    -----------
     TOTAL  LIABILITIES                                1,770,543        550,340

STOCKHOLDERS' EQUITY

  Common stock                                             8,730          5,507
  Additional paid-in capital                           6,568,570      5,936,739
  Retained earnings (deficit)                         (3,677,761)    (3,013,187)
                                                     -----------    -----------
     TOTAL  STOCKHOLDERS' EQUITY                       2,899,539      2,929,059
                                                     -----------    -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 4,670,082    $ 3,479,399
                                                     ===========    ===========

See accompanying notes to these financial statements.

                        American Soil Technologies, Inc.
                            Statements of Operations
                                   (Unaudited)


                                                    For the Three Months Ended
                                                           September 30,
                                                    ---------------------------
                                                       2000            1999
                                                    -----------     -----------
REVENUE:
   Soil and water treatment                         $   184,765     $   218,179
   Hauling and miscellaneous sales                       14,143           4,296
   Other revenue                                         10,910
                                                    -----------     -----------
     GROSS REVENUE                                      209,818         222,475

COST OF OPERATIONS:
  Materials and supplies                                 69,381          55,180
  Labor and payroll costs                                73,237          59,437
  Facility costs                                         67,107
  Equipment and maintenance                              30,646          15,923
  Miscellaneous operating costs                           2,212           2,303
                                                    -----------     -----------

     TOTAL COST OF OPERATIONS                           242,583         132,843
                                                    -----------     -----------

GROSS INCOME                                            (32,765)         89,632

Sales and marketing costs                                43,760          16,764
Depreciation and amortization                            37,879          12,100
General and administrative costs                        275,755          65,942
Interest expense                                         26,970             621
Research and development                                  1,958
                                                    -----------     -----------

     SALES AND ADMINISTRATIVE COSTS                     386,322          95,427
                                                    -----------     -----------
                                                       (419,087)         (5,795)

Interest income                                             215
                                                    -----------     -----------
Net loss before provision for income taxes             (418,872)         (5,795)
Income tax credit                                       167,000           2,000
                                                    -----------     -----------

NET (LOSS)                                          $  (251,872)    $    (3,795)
                                                    ===========     ===========

Basic loss per common share (Note 8)                $     (0.03)    $      0.00
                                                    ===========     ===========

Weighted average shares outstanding                   8,730,431       5,507,420
                                                    ===========     ===========

See accompanying notes to these financial statements.

                        American Soil Technologies, Inc.
                        Statement of Stockholders' Equity
                                   (Unaudited)

                                        Common Stock           Additional
                                   ------------------------      Paid-in     Accumulated
                                    Shares         Amount        Capital       Deficit         Total
                                   ---------    -----------    -----------   -----------    -----------
Balance at June 30, 1999           5,507,420    $     5,507    $ 5,936,739   $(3,009,392)   $ 2,932,854
Net loss for the quarter                                                          (3,795)        (3,795)
                                                                             -----------    -----------
Balance at September 30, 1999      5,507,420    $     5,507    $ 5,936,739   $(3,013,187)   $ 2,929,059
                                 ===========    ===========    ===========   ===========    ===========

Balance At  June 30, 2000          8,730,431    $     8,730    $ 6,568,570   $(3,425,889)   $ 3,151,411
Net loss for the quarter                                                        (251,872)      (251,872)
                                                                             -----------    -----------
Balance at  September 30, 2000     8,730,431    $     8,730    $ 6,568,570   $(3,677,761)   $ 2,899,539
                                 ===========    ===========    ===========   ===========    ===========

              See accompanying notes to these financial statements.

                        American Soil Technologies, Inc.
                             Statements of Cash Flow
                                   (Unaudited)


                                                    For the Three Months Ended
                                                           September 30,
                                                    ---------------------------
                                                       2000            1999
                                                    -----------     -----------
CASH FLOW FROM OPERATING ACTIVITIES:
NET LOSS                                              $(251,872)     $  (3,795)
Items not requiring cash
  Amortization and depreciation                          37,879         12,100
  Benefit on income tax credit                         (167,000)        (2,000)
                                                      ---------      ---------
Cash flow provided/(used) by operations                (380,993)         6,305

ADJUSTMENTS TO RECONCILE NET LOSS TO
  NET CASH USED BY OPERATING ACTIVITIES
  CHANGES IN ASSETS AND LIABILITIES:
  (Increase)/decrease in accounts receivable             61,771       (308,041)
  (Increase)/decrease in inventory                       24,067        (44,227)
  Decrease in other assets                              126,511
  (Decrease) in accounts payable                       (200,586)       (64,507)
  Increase in accrued expenses                           37,435
  Increase in deferred income                           288,575        320,811
                                                      ---------      ---------

     Total Adjustments                                  173,827         67,982
                                                      ---------      ---------
Net cash flow provided/(used) by
  operating activities                                 (207,166)        74,287

CASH FLOW USED BY INVESTING ACTIVITIES:
  Addition of property, plant & equipment                (4,992)       (32,939)
                                                      ---------      ---------

     Total cash flow used by investing activities        (4,992)       (32,939)
                                                      ---------      ---------
CASH FLOW FROM FINANCING ACTIVITIES:

  Issuance of debentures                                150,000
  Advances from stockholders                                            50,000
                                                      ---------      ---------

     Total cash flow from financing activities          150,000         50,000
                                                      ---------      ---------
Net increase/(decrease) in cash                         (62,158)        91,348

Cash at beginning of period                             124,352         35,682
                                                      ---------      ---------
Cash at end of period                                 $  62,194      $ 127,030
                                                      =========      =========

See accompanying notes to these financial statements.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1 - THE COMPANY

American Soil Technologies, Inc., formerly Soil Wash Technologies, Inc., (the "Company") was incorporated in California on September 22, 1993. Effective December 31, 1999 the Company completed the reverse acquisition and acquisition described herein and changed its name from Soil Wash Technologies, Inc. to American Soil Technologies, Inc. and changed its state of domicile to Nevada. Until January 1, 2000 the Company operated as Soil Wash Technologies, Inc.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management. Management is responsible for their integrity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

LINE OF BUSINESS

The Company is primarily engaged in non-hazardous soil and water remediation for commercial business and as of January 1, 2000 the production and sale of soil enhancement products of the agricultural community.

REVENUE RECOGNITION

For remediation products revenue is recognized upon completion of the processing cycle and freight upon shipment by the independent trucking company or upon completion of the services and is fully earned. Revenue is recognized from the soil enhancement products upon sale and shipment, or if the sale includes installation, upon completion of the installation process.

ACCOUNTS RECEIVABLE

The  Company  provides   allowances  against  accounts  receivable  to  maintain
sufficient reserves to cover anticipated losses.

INVENTORY

Inventory is stated at the lower of cost or market, generally being determined on a first-in, first-out basis. Inventory consists of materials consumed in the soil and water remediation process, and finished products and raw materials for sale by the agricultural division

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PROPERTY, PLANT AND EQUIPMENT

Depreciation has been provided on the same basis for tax and financial accounting purposes using the straight-line, accelerated and declining balance methods. The estimated useful lives of the assets are as follows:

     Production equipment                           7-10 years
     Office equipment, furniture and fixtures       5-10 years
     Vehicles                                       3 years
     Leasehold improvements                         3-10 years

PATENTS

Patents acquired in the purchase transaction are being amortized over their estimated useful lives of seventeen years on a straight-line basis.

INCOME TAXES

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT AND PATENTS

Depreciation and amortization of property, plant and equipment for the three months ended September 30, 2000 and 1999 is $27,890 and $12,100, respectively.

Property plant and equipment consist of the following:

                                                    September 30,  September 30,
                                                        2000            1999
                                                     -----------    -----------
Production equipment                                 $   920,051    $   890,015
Office equipment, furniture and fixtures                  70,473         53,045
Vehicles                                                  95,872         46,332
Leasehold improvements                                   528,793        528,793
                                                     -----------    -----------
                                                       1,615,189      1,518,185

Less accumulated depreciation and amortization          (940,308)      (826,697)
                                                     -----------    -----------
                                                     $   674,881    $   691,488
                                                     ===========    ===========

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


Amortization of capitalized patent costs for the three months ended September 30, 2000 was $9,989.

NOTE 4 - CONVERTIBLE DEBENTURES

In March,  2000,  the  Company  authorized  the  issuance of an  aggregate  of $
1,325,000 of convertible debentures with interest payable quarterly at 10 percent per annum. The stock is convertible to stock of the Company at a rate of one share for each three dollars converted. The debentures mature in the first calendar quarter of 2002. All of the debentures are subscribed and at September 30, 2000 the outstanding balance of the debt is $1,150,000. If all debt is converted the Company would issue 441,667 and based on the current outstanding balance 383,333 would be issued if the holders elect to convert. Interest expense for the quarter ended September 30, 2000 was $16,028.

NOTE 5 - COMMITMENT AND CONTINGENCIES

The Company has contractual obligations for ongoing remediation work for businesses in its geographical area.

The Company has various operating lease obligations which monthly payments. The Company has month to month leases for its plant sites and equipment. During the quarters ended September 30, 2000 and 1999 the aggregate lease payments were $67,736 and $23,535, respectively. The Company expects the leases to continue or be replaced and that the ongoing lease costs will approximate that of 2000.

In conjunction with the lease of the land associated with the operating facilities, the Company is obligated to remediate the property to its original condition. The Company has provided a reserve to restore the property. At September 30, 2000 and 1999 the Company has reserved $50,000 and $50,000, respectively, to defray the final cost of lease termination. The lease is month to month and can be terminated by either party with notice to the other.

NOTE 6 - INCOME TAXES

At September 30, 2000 and 1999,  the Company has  approximately  $5,836,000  and
$4,729,000 of net operating losses available to offset future income tax liability. The reserve for remediation is not deductible for tax purposes until paid and therefore the Company will have a deduction of the amount actually paid in the future. There is no certainty as to the timing of such recognition nor that the Company will be able to fully utilized these differences.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6 - INCOME TAXES (continued)

The components of deferred tax assets and liabilities are as follows:

                                                  September 30,   September 30,
                                                       2000           1999
                                                    ----------     ----------
Tax effects of reserves for doubtful accounts,
  deferred compensation and remediation             $   60,000     $   42,200
Tax effects of carryforward benefits:
     Net operating loss carryforwards                2,314,000      1,892,000
                                                    ----------     ----------
Tax effects of carryforwards
Tax effects of future taxable differences and
  carryforwards                                      2,364,000      1,933,200
                                                    ----------     ----------
     Net deferred tax asset                         $2,364,000     $1,933,200
                                                    ==========     ==========

Realization of the net deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Tax effects are based on a 8.8% state and 34.0% federal income tax rates for a net combined rate of 39.8%. The realized net operating losses expire over the next 20 years, as follows:

     Expiration                              Amount
     ----------                              ------
     2008                                  $  130,000
     2009                                   1,074,000
     2010                                   1,058,000
     2011                                   1,016,000
     2012                                     915,000
     2018                                     510,000
     2019                                     156,000
     2020                                     558,000
     2021                                     419,000
                                           ----------
     Total                                 $5,836,000
                                           ==========

Management believes that it is more likely than not that the Company will realize the benefits of the deferred tax credits before each expires through 2021, therefore, no valuation reserve has been provided for this against the asset.

NOTE 7 - COMMON STOCK

At September 30, 2000, the Company has 8,730,431 after the issuance of 3,215,511 on December 31, 1999 for the acquisitions described herein, 5,507,420 shares outstanding as a result of the stock split at December 31, 1999 and exercise by the holder of 7,500 shares in May, 2000. The Company has 25,000,000 shares authorized. The outstanding shares were increased by a stock split of 45.90 for 1 to the original stockholders of the Company and the Company changed the par value per share to $0.001. In accordance with SFAS 128, this split has been retroactively recorded as of July 1, 1998. Additionally, the capitalization of notes and advances payable to shareholders has retroactively been capitalized in the amount of $5,451,129 as part of that same transaction.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 8 - LOSS PER COMMON SHARE

Loss per share of common stock has been computed based on the weighted average number of shares outstanding. As of September 30, 2000 and 1999, the weighted average number of shares outstanding after giving effect to the stock split was 8,730,431 and 5,507,420, respectively. There were no dilutive items outstanding, therefore, basic and diluted loss per share are the same.

NOTE 9 - REORGANIZATION AND ACQUISITION

On November 24, 1999, the Company entered into an exchange agreement for the reverse acquisition of New Directions Manufacturing, Inc. ("New Directions") wherein New Directions would acquire the assets of the Company and change its name to American Soil Technologies, Inc. This exchange agreement was effective as of the close of business on December 31, 1999. Under the agreement, New Directions would sell to one of its directors the operating subsidiary in exchange for the cancellation of options and the shareholders of New Directions would receive one share of the Company for each fifteen shares of New Directions. The existing officers and directors of New Directions resigned and officers and directors nominated by the Company were appointed.

In addition, effective as of the close of business on December 31, 1999, the Company acquired in exchange for 2,360,323 shares of stock the operating assets of the Polymers Plus, L.L.C. ("Polymers") including its licenses, patents and contracts.

The purchase method of accounting was performed on New Directions and the assets and liabilities of Polymers based on the fair market value oat the transaction date. The valuation of New Directions and Polymers, including transaction costs estimated at $100,000 was $627,553 A summary of the assets and liabilities acquired, at December 31, 1999 were as follows:

       Assets
         Inventory                                                    $  25,380
         Deposits and prepaid expenses                                    3,973
         Property, plant and equipment                                   66,870
         Patents, licenses and rights                                   676,435
         Other assets                                                     5,925
                                                                      ---------
            Total Assets                                                778,583

       Liabilities
         Current liabilities                                           (110,483)
         Long-term liabilities                                          (40,547)
                                                                      ---------
         Fair value of acquisitions                                   $ 627,553
                                                               =========

In conjunction with these acquisitions, the Company issued and aggregate of 3,215,511 shares of its common stock to shareholders of New Directions and to Polymers and to consultants and promoters.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 9 - REORGANIZATION AND ACQUISITION (continued)

As a result of the closing of these acquisitions on December 31, 1999, the accompanying financial statements do not include the results of operations of the acquired entities for any period. The unaudited pro forma financial data does not purport to represent what the Company's results from continuing operations would actually have been had the transactions in fact occurred as of an earlier date, or project the results for any future date or period.

                                                                   September 30,
      Pro Forma (unaudited)                                            1999
                                                                   -----------
      Revenue                                                      $   236,706
      Cost of goods sold                                               140,196
                                                                   -----------
        Gross profit                                                    96,510

      Expenses
         Selling, general and administrative                          (137,187)
         Interest expense                                                 (621)
                                                                   -----------
      Loss from Operations                                             (41,298)
      Tax Benefit                                                       16,000
                                                                   -----------
      Net income (Loss)                                            $   (25,298)
                                                                   ===========

      Loss per share                                               $     (0.01)
                                                                   ===========
      Weighted average number of shares                              8,724,806
                                                                   ===========

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Nevada Revised Statutes sec. 78.751, a Nevada Corporation has the power to indemnify its Directors, Officers, Employees and Agents. The company is authorized by its Articles of Incorporation and its Bylaws , to indemnify its officers, directors, employees and agents of the company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity. Even officers, directors, employees and agents of the company who was found liable for misconduct or negligence in the performance of his or her duties may obtain such indemnification if, in considering all the circumstances of the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his or her own willful misconduct or gross negligence. As to indemnification for liabilities arising under the Securities Act of 1933 (the" Act"), the company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the estimated expenses in connection with this offering as described in this Registration Statement.

     SEC Registration Fee                                        $   419.30
     Printing Fees                                                   700.00*
     Legal Fees and Expenses                                      16,350.00*
                                                                 ----------
          Total                                                  $17,469.30
                                                                 ==========

----------
*  Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On March 31, 2000 the company completed a private placement of $1,325,000 of its 10% convertible debenture. The debentures are in two forms; a "lump sum" debenture which requires the entire amount to be paid at the upon execution and an "incremental" debenture which allows the amount to be remitted over a period of time. There are two "incremental" and six "lump sum" debentures. The debentures are due on February 1, 2002. Interest is accrued and paid, in cash, on a quarterly basis commencing May 1, 2000. The holder, commencing on the date of execution and ending on the maturity date may convert the debenture at any time. The conversion rate is one (1) share of common stock per $3.00 principal amount of the debenture. The holder, after conversion, agreed not to sell more than 8,000 common shares, on a non-cumulative basis, during any calendar month through brokerage transactions. The private placement convertible debenture was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to this private offering were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of $1,325,000. All investors in this private placement were accredited investors as defined in Rule 501 of Regulation D as adopted under the Act.

ITEM 27. EXHIBITS

   Number                          Description
   ------                          -----------

     3.1       Articles of Incorporation of New Directions Manufacturing, Inc.,
               a Nevada corporation, dated January 9, 1997*
     3.2       Amendment to Articles of Incorporation of New Directions
               Manufacturing, Inc., a Nevada corporation, dated May 29, 1997*
     3.3       Amendment to Articles of Incorporation of New Directions
               Manufacturing, Inc., dated January 4, 2000*
     3.4       Bylaws of New Directions Manufacturing, Inc., dated May 29, 1997*
     3.5       Amended and Restated Bylaws of New Directions Manufacturing,
               Inc., dated July 20, 1998 *
     4.1       Convertible Debenture - Lump Sum Contribution (Form)*
     4.2       Convertible Debenture - Incremental (Form)*
     5.0       Opinion of Carl P. Ranno, Attorney dated December 20, 2000
     10.1      License Agreement between Ron Salestrom, American Soil
               Technologies, Inc., and Polymers Plus, L.L.C. Dated January 4,
               2000*
     10.2      Client Service Agreement between Continental Capital & Equity
               Corporation and American Soil Technologies, Inc., dated February
               17, 2000 and Addendum, dated August 29, 2000*
     10.3      Distributorship Agreement between American Soil Technologies,
               Inc. and Sunpride, Inc. dated May 10, 2000*
     10.4      Distribution Agreement between UAP Southwest and with Agriblend, a division of American Soil Technologies Inc., dated August 16,
               2000*
     10.5      Employment Agreement with Ronald Salestrom, dated January 4,
               2000*
     10.6      Licensing Agreement between Soil Wash Technologies, Inc. and Site
               Remediation Services Limited, dated June 24, 1999*
     10.7      Promissory Note between Ron Salestrom and American Soil
               Technologies,Inc. dated January 1, 2000*
     10.8      Consulting Agreement with Hunter Wise Financial Group, LLC dated
               November 22, 2000.
     10.9      Fee agreement with Carl P. Ranno, Attorney dated December 14,
               2000
     10.10     Settlement Agreement with Ron Salestrom and Vice, Inc. dated
               December 11, 2000
     10.11     Consulting Agreement with Howard Curtis dated June 8, 2000
     16        Letter on change in certifying accountant*
     23.1      Consent of Carl P. Ranno (included in his opinion set forth in exhibit 5)
     23.2      Consent of James C. Marshall, CPA, P.C., dated December 9, 2000
     25.1      Power of Attorney (see signature page)
     27        Financial Data Schedule*

----------
* Previously filed

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) include any prospectus required by Section 10(a0 (3) of the Securities Act of 1933 (the Securities Act)

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii) include any additional or changed material information on the plan of distribution.

     (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

ACCELERATION

         In so far as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Pasadena, State of California on the 6th day of December 2000.


                                        AMERICAN SOIL TECHNOLOGIES, INC.

By: /s/ Sean Lee                        By: /s/ Neil C. Kitchen
    ----------------------------           ----------------------------------
    Sean Lee                                Neil C. Kitchen
    Chief Financial Officer                 President, Chief Executive Officer
                                            Director

                                POWER OF ATTORNEY

Each person whose signature appears appoints Neil C. Kitchen as his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments0 to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

         Signature                        Title                      Date
         ---------                        -----                      ----

/s/ Neil C. Kitchen             President, Chief Executive     December 26, 2000
---------------------------     Officer, Director
Neil C. Kitchen


/s/ Sean Lee                    Chief Financial Officer        December 26, 2000
---------------------------
Sean Lee


/s/ Ken Lew                     Secretary, Director            December 26, 2000
---------------------------
Ken Lew


/s/ Louie Visco                 Director                       December 26, 2000
---------------------------
Louie Visco


/s/ Richard P. Stevens          Director                       December 26, 2000
---------------------------
Richard P. Stevens


/s/ Scott Baker                 Director                       December 26, 2000
---------------------------
Scott Baker


By: /s/ Neil C. Kitchen
   ------------------------
   Neil C. Kitchen
   Attorney-in-Fact